UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 17, 2014

Date of Report (Date of earliest event reported)

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	Commission File Number	IRS Employer Identification No.

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (775) 980-2345

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2014, Unwired Planet, Inc. (the “Company”), Telefonaktiebolaget L. M. Ericsson (“Ericsson”), Cluster LLC, a wholly-owned subsidiary of Ericsson (“E Sub”) and a number of the Company’s subsidiaries entered into a second amendment (the “Amendment”) to the master sale agreement, dated as of January 13, 2013 and amended on February 27, 2014 (the “Master Sale Agreement”), to provide, among other things, that:

•	The non-competition and exclusivity agreement will be amended to permit the Company and its affiliates to engage in certain licensing and other patent activities related to non-wireless patents (as defined in the Amendment) by the Company and its affiliates, subject to the conditions set forth in the Amendment (including not diverting resources otherwise dedicated to Unwired Planet, LLC (“UPLLC”) and its activities and not bundling any such acquired non-wireless patents in licensing activities), provided the Company has made a $50 million equity contribution to UPLLC (not taking into account existing or prior contributions), which occurred shortly following the execution of the Amendment.

•	The Company paid the remaining $8.4 million balance due to Ericsson with respect to the Lenovo transaction. Such amount was completely accrued for by the Company on June 30, 2014.

•	The definition of “Gross Revenue” was revised to:

•	clarify that any amounts actually withheld on account of taxes will not be included in the calculation of “Gross Revenue” on the condition that the Company has used reasonable efforts to reclaim such amounts, and

•	provide that amounts required to be recognized as revenue under GAAP before or after their due date will be included in the calculation of “Gross Revenue” in the fiscal period in which payment is actually due.

With the exception of such revisions, “Gross Revenue” will continue to be calculated in accordance with GAAP.

•	Until September 16, 2017, the Company may elect to reduce E Sub’s revenue sharing percentage in the final tranche by making a cash payment to E Sub of $5 million per percentage point. Full exercise of the option would have the effect of maintaining the 50% revenue share on cumulative revenue in excess of $500 million and require payment of the full exercise price of $100 million by the Company.

•	The minimum change of control payment, if triggered, is increased to $2 billion and the time period during which the payment if triggered applies is extended from the third anniversary of the closing date of the Master Sale Agreement until the fourth anniversary of the closing date, February 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of September 22, 2014.

UNWIRED PLANET, INC.

/s/ Eric J. Vetter
Eric J. Vetter
President, Chief Administrative Officer & Chief Financial